Exhibit 99.1

Frank R. Jimenez to Join ITT as General Counsel

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 6, 2009--ITT Corporation today announced the appointment of Frank R. Jimenez as general counsel. His nomination to become a vice president of ITT will be presented to the company’s board of directors on May 12. Jimenez, 44, was previously general counsel of the Navy, where he led a global office of nearly 850 staff as chief legal and ethics officer. In this position, Jimenez was one of seven Senate-confirmed Pentagon civilians of four-star equivalent rank overseeing the U.S. Navy and Marine Corps. He succeeds Vince Maffeo, 58, who is retiring from ITT after 32 years, the last 14 as senior vice president and general counsel.

Earlier in his career, Jimenez served as chief of staff for the U.S. Department of Housing and Urban Development (HUD) under Secretary Mel Martinez. In this role, he led the secretary’s senior management team for the $34 billion, 10,000 employee agency. Prior to HUD, Jimenez was deputy chief of staff and acting general counsel for Florida Governor Jeb Bush, where he handled policy, personnel and legal matters on the senior management team.

Jimenez received his law degree from the Yale Law School, and he holds a master’s degree in business administration from the University of Pennsylvania’s Wharton School. He earned his undergraduate degree from the University of Miami.

In making the announcement, ITT Chairman, President and Chief Executive Officer Steve Loranger said, “Throughout his impressive career, Frank has demonstrated leadership in diverse, global organizations. His legal and leadership skills will be tremendous assets to our senior team, and we look forward to his contributions.”

Loranger continued, “In his distinguished career with ITT, Vince Maffeo has been an outstanding general counsel, as well as a trusted friend and colleague. We all wish him well as he retires from ITT and embarks on a new phase of his personal and professional life.”

Among his many achievements, Maffeo helped guide ITT’s transformation into three publicly traded entities in 1995 and built a strong global team of legal professionals to serve the needs of ITT’s diverse portfolio of businesses. He twice received ITT’s highest company honor for personal or team achievement, the Harold S. Geneen Award.

Jimenez will assume his new post beginning June 8, and Maffeo will remain at the company for a brief time to ensure a smooth transition.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2008 sales of $11.7 billion. www.itt.com

CONTACT:
ITT Corporation
Andy Hilton, +1-914-641-2160
andy.hilton@itt.com